Exhibit 99.2

Poniard Announces Positive Efficacy and Safety Data from Phase 1 Trial of Picoplatin in Multiple Tumor Types including Ovarian Cancer

— Poster Presented at ASCO Annual Meeting –

South San Francisco, Calif. and Chicago (June 1, 2008) – Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on oncology, today announced safety and efficacy results from a previously unpublished Phase 1 clinical trial of picoplatin and liposomal doxorubicin in patients with advanced solid tumors, including ovarian cancer.  Results demonstrated signals of clinical activity and acceptable toxicity with this combination.

Picoplatin, the Company’s lead product candidate, is a new generation platinum chemotherapy agent with the potential to address multiple indications, combinations and formulations. Doxorubicin, the active pharmaceutical ingredient of liposomal doxorubicin, is used in the treatment of a wide range of tumor types (e.g., breast, ovarian, lung, gastric, liver, bladder, thyroid, lymphomas and leukemias). Liposomal doxorubicin is approved for the treatment of patients with ovarian cancer whose disease has progressed or recurred after platinum-based chemotherapy. The standard of care for non-platinum-based chemotherapy in relapsed ovarian cancer is liposomal doxorubicin.

“The phase 1 trial in advanced solid tumors showed that both agents could be combined with an acceptable toxicity profile,” said Don S. Dizon, M.D., assistant professor of obstetrics-gynecology and medicine at the Warren Alpert Medical School of Brown University.  “In addition, the response rates observed with picoplatin with this new combination, particularly in those women with ovarian cancer, are promising and warrant further study. Advanced ovarian cancer is among the deadliest cancers, and patients who have failed initial therapy typically have a poor prognosis. There is a need for treatments that improve outcomes achieved with the current standard of care.”

Dr. Dizon presented the clinical trial data (abstract #2568) in the General Poster Session during the 44th Annual Meeting of the American Society of Clinical Oncology (ASCO) at McCormick Place in Chicago.

“These data provide additional proof-of-concept that picoplatin has the potential to be a platform product with broad clinical utility in multiple tumor types. We believe these data support additional clinical trials with this combination for the treatment of ovarian cancer, including a potential registration trial,” said Robert De Jager, M.D., chief medical officer of Poniard. “The clinical activity of picoplatin alone or in combination with liposomal doxorubicin warrants further clinical development in advanced ovarian cancer pretreated with platinum-based chemotherapy. This combination may also enable further testing in other tumor types sensitive to doxorubicin.”

Phase 1 Study Design and Results

The Phase 1 trial enrolled 16 patients with advanced solid tumors who had received up to three prior regimens for metastatic disease. Patients were administered picoplatin followed by liposomal doxorubicin on day one of a 28-day cycle. Four dose levels of picoplatin and pegylated liposomal doxorubicin were tested: 100/20, 100/30, 100/40 and 120/40 (all mg/m2). A total of 62 courses of treatment were delivered to 16 patients with a median number of four cycles per patient.

A total of 12 patients were evaluable for response. One patient experienced a complete response (primary peritoneal cancer) and four experienced a partial response (including three of five patients with ovarian cancer). Hematologic and non-hematologic toxicity were mild. This study suggests that picoplatin and liposomal doxorubicin is an active combination with promising results and can be given at standard dose levels with a minimal increase in toxicity.

In a previous Phase 2 study of picoplatin monotherapy in platinum-pretreated ovarian cancer patients, disease control was achieved in 57 percent of 82 evaluable patients: 8 patients had a complete response, 7 had a partial response and 32 experienced disease stabilization.

About Picoplatin

Picoplatin has an improved safety profile relative to existing platinum-based cancer therapies and is designed to overcome platinum resistance associated with chemotherapy in solid tumors. It is being studied in multiple cancer indications, combinations and formulations.  Picoplatin has been evaluated in more than 750 patients and has demonstrated anti-tumor activity in multiple indications with less severe kidney toxicity (nephrotoxicity) and nerve toxicity (neurotoxicity) than is commonly observed with other platinum chemotherapy drugs.

Poniard is evaluating intravenous picoplatin in an ongoing pivotal Phase 3 trial, known as SPEAR (Study of Picoplatin Efficacy After Relapse), in small cell lung cancer. This registration trial currently is being conducted under a Special Protocol Assessment (SPA) from the U.S. Food and Drug Administration and is evaluating overall survival as the primary endpoint. The Company is also evaluating intravenous picoplatin in an ongoing Phase 2 clinical trial for the treatment of hormone-refractory prostate cancer and an ongoing Phase 2 clinical trial in patients with metastatic colorectal cancer. Oral picoplatin is being evaluated in a Phase 1 clinical trial in solid tumors. The oral formulation of picoplatin has the same active pharmaceutical ingredient as the intravenous formulation. Picoplatin has not been approved by any regulatory authority for use in humans.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products to impact the lives of people with cancer. For additional information please visit www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s business objectives and strategic goals, drug development plans, results of clinical trials and the potential safety and efficacy of its products in development. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of required regulatory approvals; the market’s acceptance of the Company’s proposed products; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the

Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2008 Poniard Pharmaceuticals, Inc. All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Brendan Doherty

Poniard Pharmaceuticals

Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA 94080

650-745-4425

bdoherty@poniard.com

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